                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                         ALLIED PRODUCTS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*


        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:


        ------------------------------------------------------------------------
     3) Filing Party:


        ------------------------------------------------------------------------
     4) Date Filed:


        ------------------------------------------------------------------------

[LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

TO OUR STOCKHOLDERS:

This letter affords me the opportunity to extend a cordial invitation to all our stockholders to attend the 1994 Annual Meeting on Friday, May 27, 1994. At this meeting there will be ample time to answer your questions and thoroughly discuss our Company's affairs.

Enclosed you will find the Notice of our Annual Meeting, together with a Proxy Statement and a Proxy card, and a copy of our 1993 Annual Report. The Proxy Statement describes the matters to be considered at the meeting. If you are unable to attend the meeting in person, please complete and return the enclosed Proxy so that your shares are represented and voted. We would appreciate your prompt attention to this matter.

                                          Very truly yours,
                                          RICHARD A. DREXLER
                                          PRESIDENT

Chicago, Illinois
April   , 1994

[LOGO]

10 SOUTH RIVERSIDE PLAZA
CHICAGO, ILLINOIS 60606
Telephone: (312) 454-1020

- ------------------------------------------

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD
ON May 27, 1994
- ---------------------------------

Notice is hereby given that the Annual Meeting of Stockholders of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") will be held on Friday, May 27, 1994 at 9:30 o'clock A.M. (Chicago Time) in the Shareholders Room, 21st Floor, Continental Bank N.A., 231 South La Salle Street, Chicago, Illinois 60697, for the following purposes:

1.  To elect 6 directors in accordance with the Company's By-Laws.

2. To act upon a proposal to approve an amendment to the Company's 1977 Incentive Stock Plan.

3.  To act upon a proposal to approve a new 1993 Directors' Stock Plan.

4. To act upon any other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record as shown by the transfer books of Allied at the close of business on April 8, 1994, are entitled to notice of, and to vote at, this Annual Meeting.

All stockholders are invited to attend this Annual Meeting in person. Those stockholders who are unable to attend in person are respectfully urged to execute and return the enclosed Proxy at their earliest convenience. SINCE ATTENDANCE IN PERSON OR BY PROXY OF A MAJORITY OF THE OUTSTANDING SHARES IS REQUIRED AT THE MEETING IN ORDER TO TRANSACT BUSINESS, PROMPTNESS IN RETURNING THE EXECUTED PROXY WILL BE APPRECIATED. Stockholders who execute a Proxy may nevertheless attend the meeting and vote their shares in person.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION
                                          Kenneth B. Light
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

April   , 1994

- ---------------------------------

PROXY STATEMENT
- ------------------------------

ANNUAL MEETING OF STOCKHOLDERS
OF ALLIED PRODUCTS CORPORATION
May 27, 1994

SOLICITATION OF PROXIES

The accompanying Proxy is solicited by the Board of Directors of ALLIED PRODUCTS CORPORATION (herein referred to as "Allied" or the "Company") for use at the Annual Meeting of Stockholders, to be held on Friday, May 27, 1994, and at any and all adjournments thereof. Any Proxy given may be revoked with respect to any matter by notice in writing to the Secretary of Allied at any time prior to its use, by delivering another later dated proxy or by voting in person at the Annual Meeting. Pursuant to Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Votes "Withheld" or abstaining from voting are counted for quorum purposes, but since they are not voted "For" a particular matter they have the same effect as negative votes or votes "Against" a particular matter. Broker non-voters, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote. Accordingly, broker non-votes will not have an effect on the outcome of the election of directors or any other matters which are presented at the meeting.

The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by the Company. The Company has engaged Georgeson & Company, Inc. to assist in the solicitation of proxies from stockholders at an estimated fee of $7,500. Upon request, the Company will reimburse brokerage houses and other custodians and fiduciaries holding stock of record for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation material to the beneficial owners of such stock. Directors, officers, and certain regular employees of the Company, without additional compensation, may solicit Proxies personally or by telephone or telegraph. This Proxy Statement and the enclosed proxy card were first mailed to the stockholders on or about April , 1994.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on April 8, 1994, as the record date for the determination of stockholders entitled to notice of this Annual Meeting, and only stockholders of record on that date will be entitled to vote thereat.

As of March 31, 1994, 9,100,928 shares of Common Stock (par value $.01 per share), were issued and outstanding. In addition, 180,000 shares of Series B Variable Rate Cumulative Preferred Stock (without par value), and 129,000 shares of $10.81 Series C Cumulative Preferred Stock (without par value) were issued and outstanding on such date, each of which shares is entitled to one vote, voting together, on the election of directors, the proposed amendment of the Company's 1977 Incentive Stock Plan and the approval of a 1993 Directors Incentive Stock Plan.

Allied's SMART Plan (an employee benefit plan formed pursuant to Section 401(k) of the Internal Revenue Code) holds 638,544 shares of Common Stock representing 7.05% of the outstanding shares of Allied Common Stock. Lloyd Drexler, Richard
A. Drexler and S. S. Sherman act as trustees for the SMART Plan. Of the total
number of shares held in the SMART Plan,      shares of Common Stock,
representing    % of the outstanding shares of Allied Common Stock, have been credited to the individual accounts of the participants in the SMART Plan and will be voted in accordance with instructions of such participants. Shares in the SMART Plan with respect to which participants fail to return voting instructions (other than in the PAYSOP accounts) will be voted on each issue by an advisory committee composed of three members, Lloyd Drexler, S. S. Sherman and Richard A. Drexler, in the same proportion as all other outstanding shares
are voted. All PAYSOP account shares (approximately      shares) with respect to
which participants fail to return voting instructions will not be voted. Those shares held in the SMART Plan which have not been credited to participants' accounts will be voted by the advisory committee in its discretion.

The Verson Master Trust, which is the trust for the pension plans of the Verson Subsidiary of Allied, holds 408,396 shares of Common Stock representing 4.5% of the outstanding shares of Allied Common Stock. Lloyd Drexler, Richard A. Drexler and S. S. Sherman act as trustees for the trust.

BENEFICIAL OWNERS

Mr. S. S. Sherman and Messrs. Lloyd Drexler and Richard A. Drexler combined, directors of the Company, beneficially own more than 5% of Allied Common Stock. See the table set forth in "Election of Directors" and the notes thereto for information concerning their ownership.

The Company has been informed that Dimensional Fund Advisors, Inc., whose address is 1299 Ocean Avenue, Santa Monica, California 90401, beneficially owns 642,178 shares of Common Stock, representing approximately 7.07% of the outstanding shares of Allied Common Stock. It has voting power over only 398,384 of those shares.

The Company has been informed that FMR Corp., whose address is 82 Devonshire Street, Boston, Massachusetts 02109 beneficially owns 512,500 shares of common stock, representing 5.64% of the outstanding shares of Allied Common Stock. It has voting power over only 44,000 of such shares.

Transamerica Commercial Finance Corporation, whose address is 225 North Michigan Avenue, Chicago, Illinois 60601 owns 180,800 shares of Allied's Series B Variable Rate Preferred Stock, which constitutes all of the issued and outstanding shares of Series B Preferred Stock.

Chrysler Financial Corporation, whose address is c/o Chrysler Capital Corporation, Greenwich Office Park I, Greenwich, Connecticut 06836-6900, owns 86,000 shares and Ford Motor Credit Company, whose address is The American Road, Dearborn, Michigan 48121, owns 43,000 shares, representing 66 2/3% and 33 1/3%, respectively, of Allied's $10.81 Series C Cumulative Preferred Stock.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors, pursuant to the Company's By-laws, has set the number of directors at nine. Six directors are to be elected at the Annual Meeting to hold office for the terms of their respective classes as hereinafter described.

On January 14, 1994 the Board of Directors of Allied nominated the following individuals to run for election as Directors. THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE NOMINEES AS WELL AS THE TERM OF OFFICE FOR WHICH EACH IS BEING NOMINATED:

CLASS A DIRECTOR (TERM EXPIRES IN 1997)

RICHARD A. DREXLER, age 46, has been Chairman of the Board since August 18, 1993, President since 1982 and Chief Executive Officer since 1986. Member of the Board of Directors since 1982.

JOHN W. PUTH, age 65, has been President of J.W. Puth Associates, a consulting/investment firm since 1987. From 1983 until 1987 he served as Chairman, President and Chief Executive Officer of Clevite Industries, Inc., a multi-national manufacturer of valves, hydraulics, bearings and other parts. Mr. Puth is a member of the boards of L.B. Foster Co., manufacturer of rail products, Lindberg Corporation, a commercial heat treating company, TNT Freightways, a trucking company and System Software Associates, an applications software company. He is also a director of several private companies.

CLASS B DIRECTOR (TERM EXPIRES IN 1995)

JAMES J. HAYDEN, age 58, has been Executive Vice President of Allied since 1993 and Chief Financial Officer since 1992. He also held those two posts from 1987 to 1989 before leaving to pursue private interests. He has been a member of the Board of Directors since August 18, 1993. Prior to joining Allied in 1987 Mr. Hayden was with Rexnord, Inc., serving as Vice President and Treasurer of the corporation and later as President of its Rexnord Automation subsidiary.

STANLEY J. GOLDRING, age 48, is Managing Partner of the KG Securities Division of Ladenburg, Thalmann & Company, Inc., an investment banking company. Mr. Goldring has been involved in various aspects of analytical research, money management and investment banking over the course of his 25-year career on Wall Street. He has been a member of the Board of Directors since August 18, 1993.

CLASS C DIRECTOR (TERM EXPIRES IN 1996)

KENNETH B. LIGHT, age 61, has been Executive Vice President and Chief Administrative Officer of Allied Products since 1982 and has served as Secretary since 1972. Mr. Light joined the Company in 1961 and served as its General Counsel for more than a decade. He has been a member of the Board of Directors since August 18, 1993.

WILLIAM D. FISCHER, age 65, was President and Chief Operating Officer and a Director of Chicago-based Dean Foods Company from 1989 until December, 1993 when he retired. Prior to that he was Vice President, Finance, a post he held since 1971. He remains a director of Dean Foods which processes and distributes dairy and other foods. He is also a director of John P. Sanfilippo & Son, Inc., a food processor and marketer. He has been a member of the Board of Directors since August 18, 1993.

All of the above individuals are currently directors of the Company. Any director may resign or may be removed as provided in the By-Laws. It is intended that proxies received in response to this solicitation will be voted in favor of the nominees unless otherwise specified in the proxy.

If for any reason any of such nominees should be unable to serve (a situation which is not presently contemplated), it is intended that the proxies will be voted for such other person or persons as the Board of Directors shall designate.

THE FOLLOWING SETS FORTH CERTAIN BIOGRAPHICAL INFORMATION, PRESENT OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE YEARS FOR EACH OF THE OTHER MEMBERS OF THE BOARD OF DIRECTORS:

LLOYD A. DREXLER, age 76, was the former Co-Chairman of the Board from June 2, 1992 until August 18, 1993 and he has been a member of the Board of Directors since 1963. Previously, he was Chairman of the Executive Committee from 1986 until June 2, 1992. Mr. Drexler is a Class B Director whose term expires in 1995. Mr. Drexler is the father of Mr. Richard A. Drexler.

JOHN E. JONES, age 59, has been a member of the Board of Directors since 1974. Mr. Jones is a Class B Director whose term expires in 1995. Mr. Jones is Chairman of the Board, President and Chief Executive Officer of CBI Industries, Inc. which is engaged in contracting services and the manufacture of industrial gases since 1989; previously, Vice Chairman, President and Chief Operating Officer of CBI Industries, Inc. Mr. Jones is also a director of NICOR Inc., Amsted Industries Incorporated, Valmont Industries, Inc. and The Interlake Corporation.

S. S. SHERMAN, age 76, was the former Co-Chairman of the Board, from June 2, 1992 until August 18, 1993. He was Chairman of the Board from 1973 until June 2, 1992 and has been a member of the Board of Directors since 1963. He is a Class C director whose term expires in 1996. Mr. Sherman has also been Vice Chairman of the Board of Directors and a member of the Executive Committee of '21' International Holdings, Inc. since October 1, 1990. He has been Vice Chairman of the Board of Directors and a Member of the Executive Committee of Knoll International Holdings, Inc. since March, 1987 and a director of that company since 1981.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table sets forth information as of March 31, 1994, regarding the beneficial ownership of capital stock of the Company by each director of the Company, the Company's Chief Executive Officer, each of the Company's four other most highly compensated executive officers for fiscal 1993 and the directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investing powers with respect to the capital stock owned by them.

                                                            AMOUNT AND
                                                             NATURE OF    PERCENT
                                                            BENEFICIAL      OF
        NAME OF BENEFICIAL OWNER OR GROUP           CLASS    OWNERSHIP     CLASS
- --------------------------------------------------  ------  -----------   -------
S. S. Sherman.....................................  Common    560,760(1)    6.17%
Lloyd A. Drexler..................................  Common    355,748(2)    3.91%
Richard A. Drexler................................  Common    437,718(3)    4.81%
William D. Fischer................................  Common      1,000      --
Stanley J. Goldring...............................  Common      1,000      --
James J. Hayden...................................  Common     21,372(4)     .24%
John E. Jones.....................................  Common     34,958        .38%
Kenneth B. Light..................................  Common    131,001(5)    1.44%
John W. Puth......................................  Common      8,000      --
Bobby Middlebrooks................................  Common     30,965(6)     .34%
Martin A. German..................................  Common     26,825(7)     .30%
All Executive officers and directors as a group
 (13 persons).....................................  Common  1,658,069(8)   18.27%

- ---------
(1) Includes 41,977 shares of restricted stock; 374,917 shares owned by a family corporation of which Mr. Sherman, his wife and children are stockholders; 45,600 shares which Mr. Sherman has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.
(2) Includes 80,297 shares of restricted stock; 168,708 shares owned by a partnership of which Mr. Lloyd Drexler is a partner; 42,000 shares owned by Mr. Drexler's wife and by a family trust of which Mr. Drexler's wife is the trustee; and 6,400 shares owned by a non-profit corporation of which Mr. Drexler is an officer. Also includes 55,600 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.
(3) Includes 35,951 shares of restricted stock; 70,000 shares held by a trust of which Mr. Richard Drexler is trustee; 100,000 shares owned by a family corporation, of which Mr. Drexler is President; 35,186 shares credited to Mr. Drexler's account in the Company's 401(k) Plan and 122,360 shares which Mr. Drexler has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.
(4) Includes 1,372 shares credited to Mr. Hayden's account in the Company's 401(k) Plan and 20,000 shares which Mr. Hayden has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.
(5) Includes 8,792 shares of restricted stock; 99,030 shares which Mr. Light has the right to acquire by exercise of stock options within sixty days of this proxy statement; and 23,123 shares credited to Mr. Light's account in the Company's 401(k) Plan.
(6) Includes 2,067 shares of restricted stock; 29,940 shares which Mr. Middlebrooks has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement; and 3,958 shares credited to Mr. Middlebrooks' account in the Company's 401(k) Plan.

(7)   Includes 12,825 shares credited to  Mr. German's account in the  Company's
      401(k) Plan and 14,000 shares which Mr. German has the right to acquire by exercise of stock options within sixty days of the date of this proxy statement.
(8) Includes 407,545 shares which the group has the right to acquire by exercise of stock options within sixty days of the date of this proxy;
      98,052 shares credited to the accounts of members of the group in the Company's 401(k) Plan; and 170,838 shares of restricted stock.

MANAGEMENT COMPENSATION

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

The Stock Option and Compensation Committee of the Board of Directors was comprised during fiscal 1993 of John W. Puth, William D. Fischer Stanley J. Goldring and John E. Jones all outside directors of the Company. On March 3, 1994, Mr. Goldring resigned from this Committee. The Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Stock Option and Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which must be made solely by the Committee in order for the grants or awards under such plans to satisfy Exchange Act Rule 16b-3.

From January, 1990 through January, 1993, the Company was subjected to strict limitations with respect to compensation of the Company's executive officers. Such limitations had been imposed by agreement between the Company and its lenders under the Company's Credit and Debt Restructuring Agreement. As a result the compensation of the executive officers during such period remained basically static and, by 1993, was generally lower than salaries paid to executive officers in similar companies. A primary goal of the executive officers for 1992, which was set by the Board of Directors and was endorsed by the Committee, was the restructuring and lowering of the Company's debt. In 1992 the Company underwent extensive and comprehensive negotiations with many lenders which, in January, 1993, culminated in a comprehensive restructuring of the Company's debt, including a relaxation of the limitation on the compensation of the Company's executive officers. In determining the 1993 compensation levels and stock option awards for certain executive officers and other employees of the Company, the Compensation Committee took into consideration the three year hiatus in salary increases as well as the successful completion of the Company's refinancing under very arduous and burdensome conditions. These decisions were deemed by the Committee to be in keeping with its policy.

COMPENSATION POLICY

The objectives of the Company's executive compensation program are to:

    -   Support the achievement of desired Company performance.

    - Provide compensation that will attract and retain superior talent and reward performance.

    -   Align the Executive officers' interests with the success of the Company.

The executive compensation program provides an overall level of compensation opportunity that is competitive with the manufacturing businesses in which the Company is engaged as well as with a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term Company performance as well as individual performance. Subject to the limitations described above, The Stock Option and Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or an individual's circumstances.

The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance generally available to employees of the Company.

CEO COMPENSATION

During 1993, the Company's most highly compensated officer was Richard A. Drexler, Chairman of the Board, President and Chief Executive Officer. The Committee reviewed the performance of Mr. Drexler and made recommendations to the Board concerning annual compensation (salary plus bonus) and long-term compensation in the form of stock options. The key measurement during the year involved the successful management of the Company which was under severe financial constraints and difficulties. Through Mr. Drexler's efforts, the Company was able to complete a restructuring of the Company's debt and turn around its performance from very large losses into excellent profits for 1993.

                                          John W. Puth, Chairman
                                          William D. Fischer
                                          Stanley J. Goldring
                                          John E. Jones

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From August 18, 1993 to March 3, 1994 Mr. Stanley Goldring was a member of the Stock Option and Compensation Committee of the Board of Directors. Mr. Goldring is a Managing Partner of KG Securities Division of Ladenburg, Thalmann & Company, Inc. which, as an investment adviser to the Verson Master Trust (through which the pension plans covering the employees of the Company's subsidiary, Verson Corporation, are administered), earned fees in the sum of $118,025 in 1993. Ladenburg, Thalmann has acted as investment adviser to the Verson Trust for at least five years prior to Mr. Goldring's participation on the Allied Board.

SUMMARY COMPENSATION TABLE

The table below sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, and for one additional individual who did not serve as an executive officer at the end of the fiscal year, based on salary and bonus earned during fiscal 1993.

                                                                                      LONG TERM COMPENSATION
                                                                                   -----------------------------
                                                                                          AWARDS         PAYOUTS
                                                       ANNUAL COMPENSATION         --------------------  -------
                                                ---------------------------------  RESTRICTED             LTIP
                                                                     OTHER ANNUAL    STOCK     OPTIONS/  PAYOUTS   ALL OTHER
      NAMES AND PRINCIPAL POSITION        YEAR  SALARY($)  BONUS($)  COMPENSATION  AWARDS($)   SARS(#)      $     COMPENSATION
- ----------------------------------------  ----  ---------  --------  ------------  ----------  --------  -------  ------------
Richard A. Drexler                        1993   315,000    74,000                              35,000
 Chairman, President and CEO              1992   280,254    13,000
                                          1991   279,046    20,000
Lloyd A. Drexler                          1993   214,500                                                           10,083     (1)
 Co-Chairman through 11/30/93             1992   234,000
                                          1991   277,805
Martin A. German                          1993   176,004   110,000                               5,000
 Senior Vice President                    1992   165,804    33,000
                                          1991   164,470    30,000
James J. Hayden                           1993   180,700    42,000                              10,000
 Executive V.P. and CFO                   1992    66,000
                                          1991
Bobby Middlebrooks                        1993   181,000    30,000                               5,000
 Senior Vice President                    1992   175,808    19,250
                                          1991   174,508    26,250
Kenneth B. Light                          1993   169,008    42,000                              10,000
 Executive V.P. and Secretary             1992   151,254    13,000
                                          1991   150,892    20,000

- ------------
(1) Of such amount, $8,333 represents payment under Mr. Drexler's retirement plan and $1,750 for Director's fee earned after retirement.

OPTION GRANTS DURING 1993 FISCAL YEAR

The following table provides information relating to options granted to the named executive officers during fiscal 1993:

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                         INDIVIDUAL GRANTS                       ANNUAL RATES OF
                                       ------------------------------------------------------      STOCK PRICE
                                                      % OF TOTAL                                 APPRECIATION FOR
                                         OPTIONS        OPTIONS       EXERCISE                     OPTION TERM
                                         GRANTED      GRANTED IN        PRICE     EXPIRATION   --------------------
                NAME                     (#)(1)       FISCAL YR.       ($/SH)        DATE       5% ($)     10% ($)
- -------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Richard A. Drexler                         35,000             34          4.625     2/15/2003     89,075    219,800
Lloyd A. Drexler                           10,000             10         10.625      6/1/2003     58,500    144,200
Martin A. German                            5,000              5          4.625     2/15/2003     12,725     31,400
James J. Hayden                            10,000             10          4.625     2/15/2003     25,450     62,800
Bobby Middlebrooks                          5,000              5          4.625     2/15/2003     12,725     31,400
Kenneth B. Light                           10,000             10          4.625     2/15/2003     25,450     62,800

- ---------
(1) All of these options, except those for Mr. Lloyd Drexler were granted on 2/16/93. Fifty percent are exercisable on 2/15/94 and the remainder on 2/15/94 and thereafter during the term of the option. The options for Mr. Lloyd Drexler were granted on 6/2/93 and are all exercisable.

OPTION EXERCISES DURING 1993 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

The Company does not have any outstanding stock appreciation rights. The following table provides information relating to the options exercised by the named executive officers during fiscal 1993 and the value of options held at the end of 1993:

                                                                                             VALUE OF
                                                                         NUMBER OF          UNEXERCISED
                                                                        UNEXERCISED        IN-THE-MONEY
                                                                         OPTIONS AT         OPTIONS AT
                                                                       END OF 1993(#)     END OF 1993 ($)
                                      SHARES ACQUIRED      VALUE        EXERCISABLE/       EXERCISABLE/
               NAME                   ON EXERCISE(#)    REALIZED($)    UNEXERCISABLE     UNEXERCISABLE(1)
- -----------------------------------  -----------------  ------------  ----------------  -------------------
Richard A. Drexler                           6,000           27,750      92,360/52,500      280,288/275,625
Lloyd A. Drexler                                                              55,600/0            120,000/0
Martin A. German                            15,500           99,000       4,000/12,500            0/113,438
James J. Hayden                                                           7,000/17,500       76,875/155,625
Bobby Middlebrooks                          15,500          147,438      15,940/12,500        1,255/113,438
Kenneth B. Light                             4,000           18,500      41,530/20,000      181,950/177,500

- ---------
(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on 12/31/93 was $12.50 per share. Value is calculated on the basis of the difference between the option exercise price and $12.50 multiplied by the number of shares of Common Stock underlying the option.

RETIREMENT PLANS

Mr. Bobby Middlebrooks is a participant in the Bush Hog Division Salaried Pension Plan, a defined benefit plan. As such, Upon retirement he will be entitled to the following monthly benefits: One percent of his final monthly salary multiplied by the number of years of service to the Company. Assuming

Mr. Middlebrooks' retirement at age 65 (he is now 58 years old) at his current salary, Mr. Middlebrooks would be entitled to a pension of $7,003 per month. Assuming Mr. Middlebrooks' salary is increased by 5% per year until retirement, he would be entitled to a pension of $9,855 per month.

As of December 1, 1993, the Company entered into agreements with Messrs Lloyd A. Drexler and S.S. Sherman whereby each is to receive compensation on the following basis: The sum of $8.333 per month for 120 consecutive months. Upon death, any unpaid amounts would be payable to a surviving spouse or, if there is no surviving spouse, the discounted present value of the remaining unpaid amounts will be paid to the respective estates. During the term of the agreement, the Company will maintain a $500,000 life insurance policy for Mr. Drexler, the death benefits of which shall be payable to his designated beneficiary or estate.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Machinery-Diversified Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Machinery-Diversified Index at the end of 1988, and reinvestment of all dividends).

                       COMPARISON OF 5 YEAR TOTAL RETURN
     AMONG ALLIED PRODUCTS, S&P 500 INDEX & S&P MACHINERY DIVERSIFIED INDEX

                   [Filed separately under cover of Form SE]

PROPOSAL 2: AMEND THE COMPANY'S 1977 INCENTIVE STOCK PLAN

The Company's Board of Directors adopted on December 9, 1993 an amendment to certain provisions of the 1977 Incentive Stock Plan (the "1977 Plan") under which certain options remain outstanding. The amendment, which is subject to the approval of stockholders, would have the effect of extending the period of time during which an option holder may exercise the option following retirement from the Company. The Board believes the proposed amendment to the 1977 Plan is in the Company's best interest and recommends its approval.

The 1977 Incentive Stock Plan (the "1977 Plan") was approved by the stockholders of the Company in 1978. Under the terms of the 1977 Plan, if the employment of a holder of an option shall have terminated FOR ANY REASON OTHER THAN DEATH, the Board of Directors may permit the exercise of the option within three months after such termination.

In 1990, a new Long Term Incentive Stock Plan was approved by the Board (the "1990 Plan") and by the stockholders of the Company in 1991. Under the terms of the 1990 Plan, if the employment of a holder of an option shall terminate by reason of retirement after age sixty-five, a stock option held by such retiree may thereafter be exercised by such retiree for a period of three years from the date of retirement, provided the option has not expired by its terms.

Several employees and recent retirees of the Company currently hold options under both the 1977 and the 1990 Plans. The Board of Directors believes the three-year time period during which the exercise of options is permitted following retirement, as currently provided under the 1990 Plan, is a more reasonable and equitable approach. In addition, the Board believes that the provisions relating to exercises following retirement should be consistent under both the 1977 and the 1990 Plans.

There are currently options for 192,237 shares outstanding under the 1977 Plan and no further grants may be made under that Plan. All of these options will be affected if the amendment is approved. The following persons currently hold options under the 1977 Plan for the number of shares indicated: Mr. Lloyd A. Drexler (30,600 shares); Mr. Richard A. Drexler (54,860 shares); Mr. Bobby Middlebrooks (14,910 shares); Mr. Kenneth B. Light (17,030 shares); Mr. S.S. Sherman (30,600 shares); all current executives as a group (158,295 shares) and all employees including officers who are not executive officers (33,942 shares).

AMENDMENT TO 1977 PLAN

The amendment to the 1977 Plan would provide that if an optionee's employment shall have terminated by reason of retirement from the Company after age sixty-five, the Board of Directors may permit the exercise of options held by him within three years after such retirement, but not after the term of the option. In the event the optionee shall die during such three year period, the Optionee's estate would be permitted to exercise the option for a period of three years following death, the end of the three year period provided above or the expiration of the option, whichever occurs first.

The affirmative vote of the holders of a majority of the shares of the outstanding Stock of the Company present at the annual meeting, in person or by proxy, is required for approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1977 LONG TERM INCENTIVE STOCK PLAN.

PROPOSAL 3: ADOPTION OF 1993 DIRECTORS INCENTIVE STOCK PLAN

The 1993 Directors Incentive Stock Plan, (the "Plan" or the "1993 Plan") was adopted by the Board of Directors of the Company on December 9, 1993, which adoption is subject to the approval of the stockholders of the Company at the next regularly scheduled Annual Meeting. The purpose of the Plan is to assist the Company in attracting to and retaining on the Board of Directors individuals of significant personal qualifications and experience.

The 1993 Plan authorizes the distribution of up to 120,000 shares of Common Stock to members of the Board of Directors WHO ARE NOT EMPLOYEES OF THE COMPANY (the "Non-Employee Director") to provide additional incentives to such individuals and to promote the success of the Company's business. Shares subject to options that are terminated or shares that are otherwise forfeited will again be available for issuance under the Plan. Such shares may consist in whole or in part, of authorized and unissued shares or treasury shares.

A description of the Plan is as follows:

STOCK OPTIONS

The Plan provides that each Non-Employee Director be granted an initial non-statutory stock option to purchase 10,000 shares of Common Stock on the day of the Director's initial election or appointment to the Board or, in the case of existing Non-Employee Directors, on January 3, 1994. In addition, on the date of the Company's Annual Meeting of stockholders in each year commencing in 1995, each Non-Employee Director will be granted a non-statutory stock option to purchase 500 shares of common stock.

The exercise price of options granted under the 1993 Plan will be equal to the fair market value of the Company's Common Stock on the date the option is granted and the exercise price may be paid in cash or shares of Common Stock. Each option granted under the Plan will have a term of ten years and will be exercisable to the extent of 50% of the shares on the first anniversary date and will be fully exercisable on the second anniversary date. Options are non-transferable except by will, the laws of descent and distribution or pursuant to qualified domestic relations orders.

The Plan provides that upon a change of control of Allied, as defined in the Plan, all options outstanding under the Plan become exercisable. In addition, if a person ceases to be a director one year or more after his initial election or appointment to the Board, any options held by that person will be exercisable for a period of two years or until the option expires, whichever is shorter; provided that if the person dies within this period the option may be exercised for the longer of a one year period or the remaining period specified above. If a person terminates as a director within one year of the grant of an option the option will be canceled if such termination is due to a reason other than death. In the event of death of a director during this period, the option will be exercisable for a period of two years or until the option expires, whichever is shorter.

The Board of Directors may amend the Plan from time to time but may not amend the Plan to increase the number of shares available for issuance or make any other material modification to the Plan, as defined in Rule 16b-3 under the Securities Exchange Act of 1934 without stockholder approval.

The grant of a stock option does not create taxable income to the holder or a tax deduction to Allied. Upon the exercise of a non-statutory stock option, the holder will generally recognize ordinary income to the extent that the fair market value of the stock on that date exceeds the option price. If the shares obtained upon exercise are subject to a risk of forfeiture, the realization of ordinary income may be deferred. The Company will be entitled to a tax deduction for the amount of ordinary income realized by the holder.

OPTIONS GRANTED IN 1994

Contingent upon stockholder approval of the Plan, on January 3, 1994, Allied granted options for 10,000 shares to each of the following directors: Lloyd A. Drexler, William D. Fischer, Stanley J. Goldring, John E. Jones, John W. Puth and S.S. Sherman. The options have an exercise price of $12.50. The closing sales price of the Company's Common Stock on March 31, 1994 was $14.00.

GENERAL

No preemptive rights are applicable to any of the shares to be issued or transferred under the Plan. The proceeds to be received by the Company upon the exercise of stock options will be used for general corporate purposes.

If the 1993 Plan is not approved by the stockholders, it will not be implemented and grants and awards made under the 1993 Plan will be canceled. The affirmative vote of the holders of a majority of the shares of the outstanding Stock of the Company present at the annual meeting, in person or by proxy, is required for approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1993 DIRECTORS INCENTIVE STOCK PLAN.

FUNCTIONING OF THE BOARD AND COMMITTEES

Allied's Board of Directors presently has an Executive Committee, an Audit Committee, a Stock Option and Compensation Committee and a Nominating Committee. Each of the outside directors receives the sum of $15,000 annually for his services as a director and the chairman of each committee (if a non-employee of the Company) receives the additional sum of $3,000 annually. Each non-employee director of the Company also receives $500 for each meeting of the Board and for each committee meeting which he attends.

Members of the Executive Committee are Messrs. R. Drexler (Chmn.), L. Drexler and Sherman. During 1993, the Committee met on 12 occasions to exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation.

Members of the Audit Committee are Messrs. Jones (Chmn.), Fischer, Goldring and Puth. During 1993, the Committee met on 2 occasions to review and make recommendations to the full Board with respect to the scope and results of the annual audit.

Members of the Stock Option and Compensation Committee are Messrs. Puth (Chmn.), Jones, Fischer and Goldring. During 1993, the Committee met on 2 occasions to review and make recommendations to the full Board with respect to officers' salaries and corporate incentive compensation plans.

Members of the Nominating Committee are Messrs. Fischer (Chmn.), Jones, Goldring, Puth, R. Drexler, L. Drexler and Sherman. The Committee did not meet in 1993.

Allied's Board of Directors met on 8 occasions during 1993. All of the current directors attended at least 75% of the meetings of the Board and the respective committees to which they belong.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

During 1993, upon the recommendation of Allied's Audit Committee and approval by its Board of Directors, Allied engaged Coopers & Lybrand as its independent public accountants to perform the following audit services: examination of Allied's annual consolidated financial statements, assistance and consultation in connection with various accounting matters and other non-audit professional services.

The appointment of auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. At its December 9, 1993 meeting, the Audit Committee reviewed and approved the services described above as well as the service to be performed in 1994 and concluded that they do not impair the independence of the accountants.

Representatives of Coopers & Lybrand will be present at the Annual Meeting, will be given an opportunity to make any comments they wish, and will be available to respond to any questions.

STOCKHOLDER PROPOSAL

A stockholder proposal must be received by the Secretary of Allied on or before December , 1994 for inclusion in the Proxy Statement and form of proxy relating to Allied's 1995 Annual Stockholders' meeting.

GENERAL

A quorum at this Annual Meeting is a majority of the outstanding shares entitled to vote thereat.

Allied has no knowledge of any matters, other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Stockholders, which will be presented at the Annual Meeting.

                                          By Order of the Board of Directors
                                          ALLIED PRODUCTS CORPORATION
                                          KENNETH B. LIGHT
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

April   , 1994

PROXY                      ALLIED PRODUCTS CORPORATION                     PROXY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS--
                FOR ANNUAL MEETING OF STOCKHOLDERS MAY 27, 1994

    The  undersigned hereby appoints S. S. Sherman, Lloyd A. Drexler and Richard
A. Drexler, and each of them, Proxies, with the powers the undersigned would possess if personally present, to vote all shares of the undersigned in Allied Products Corporation at the annual meeting of the stockholders to be held on May 27, 1994, at 9:30 A.M., Chicago Time, and at any adjournment thereof, for the purpose of acting upon the proposals referred to herein in accordance with the designations below, and of acting in their discretion upon such other matters as may properly come before the meeting.

1.  Election of Directors
                           / / FOR all nominees       /  /  WITHHOLD  AUTHORITY
                           listed below (except as      to    vote    for   all
                           marked to the contrary       nominees listed below
                           below)

RICHARD A. DREXLER        JAMES J. HAYDEN           KENNETH B. LIGHT
JOHN W. PUTH              STANLEY J. GOLDRING       WILLIAM D. FISCHER

INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through that nominee's name.
2.  Approval of Amendment to 1977 Incentive Stock Plan:

                    / /  FOR    / /  AGAINST    / /  ABSTAIN

                   (Continued and to be signed on other side)

3.  Approval of 1993 Directors' Incentive Stock Plan:
                    / /  FOR    / /  AGAINST    / /  ABSTAIN

    IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
                                               DATED: ____________________, 1994
                                               ___________________________(L.S.)
                                               ___________________________(L.S.)

                                               IMPORTANT: Please sign exactly as
                                               your  name or names appear on the
                                               stock certificate or
                                               certificates, and when shares are
                                               held  by   joint  tenants,   both
                                               should   sign.  When  signing  as
                                               attorney, executor,
                                               administrator, trustees or
                                               guardian, give your full title as
                                               such.  If  the  signatory  is   a
                                               corporation  or  partnership sign
                                               the full corporate or partnership
                                               name by  duly authorized  officer
                                               or partner.

                                               NOTE: Please date, sign and mail
                                                  this proxy in the enclosed
                                               envelope. No postage is required
                                               for mailing in the United States.